EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces First Quarter 2013 Financial Results

PLANO, Texas – April 25, 2013 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its first quarter ended March 31, 2013.

Revenues for the first quarter of 2013 were $3.3 million, a decrease of $734,000 when compared to revenues from the first quarter of 2012 of $4.0 million. Revenues in the quarter were primarily derived from telecommunications and enterprise product revenues, which decreased to $2.5 million in the first quarter of 2013 compared to $3.2 million for the first quarter of 2012. Services revenues were $722,000 for the first quarter of 2013 compared to $781,000 for the first quarter of 2012. Gross margin was 39% for the first quarter of 2013 compared to 46% for the first quarter of 2012. The decrease in gross margin percentage was primarily due to a revenue mix shift toward lower margin products and services and decreased utilization of our manufacturing facility. The Company recorded a charge of approximately $340,000 during the first quarter of 2013, classified as other loss, in response to a labor court decision in France regarding a lawsuit brought against the Company by former employees of Interphase SAS, a subsidiary of Interphase Corporation. The Company reported a net loss of $1.4 million, or ($0.20) per share in the first quarter of 2013 compared to a net loss of $929,000, or ($0.13) per share in the first quarter of 2012. On March 31, 2013, the Company’s working capital position was $10.5 million, including cash and marketable securities of $8.3 million.

“Our revenue results for the first quarter of 2013 reflect a continued weakness in the telecom market worldwide. We had Electronic Manufacturing Services orders in house that would have allowed us to grow sequentially and achieve similar revenue levels to those achieved in the first quarter of 2012, but a global parts shortage from one of the suppliers kept us from meeting this goal, ” said Gregory B. Kalush, CEO and President of Interphase. “However, we have since received those parts, and I am pleased to say that we will begin fulfilling this order early in the second quarter. It is important to note that we have also received a second order from this customer, and it is double the size of the first order. We expect to begin fulfilling this next order during the second and throughout the third quarter of 2013. There is very strong interest in our engineering design and manufacturing services, and we expect to enjoy significant revenue growth in 2013 in this area of our business. I would also like to mention that penveu® has entered the second phase of our internal beta testing, and we expect to enter external beta testing soon.”

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company provides its customers solutions for connectivity, interworking and packet processing.  Clients of the Company’s communications networking products include Alcatel-Lucent, Fujitsu Ltd., Genband, Hewlett Packard, Oracle, and Samsung.

The Company also offers engineering design and manufacturing services to customers from a wide variety of industries within the electronics market.

Interphase recently expanded its business to include penveu®, a handheld device that adds interactivity to the installed base of projectors and large screen displays, making any flat surface, from pull down screens to HDTVs, an interactive display system. penveu is an affordable and portable solution that targets the education and enterprise markets.

The Company, founded in 1974, is headquartered in Plano, Texas, with manufacturing facilities in Carrollton, Texas, and sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2013	2012
Revenues	$3,280	$4,014
Gross margin	1,270	1,849
Research and development	830	932
Sales and marketing	676	914
General and administrative	888	940
Restructuring charge	(67)	-
Total operating expenses	2,327	2,786
Loss from operations	(1,057)	(937)
Loss before income tax	(1,398)	(933)
Net loss	(1,410)	(929)
Net loss per diluted share	$(0.20)	$(0.13)
Weighted average common and dilutive shares	7,006	6,914

Selected Consolidated Balance Sheet Information

(amounts in thousands)

	Mar. 31, 2013	Dec. 31, 2012
Cash and marketable securities	$8,321	$8,803
Accounts receivable, net	2,609	2,781
Inventories	2,072	2,219
Net property, plant and equipment	314	334
Total assets	14,529	15,178
Total liabilities	6,664	6,125
Total shareholders' equity	$7,865	$9,053

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